General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
(212) 763-5600

April 17, 2006

Dear Shareholder:

     I am pleased to invite you to attend the 2006 Annual Meeting of Shareholders of General Maritime Corporation, which will be held at 10:00 A.M. on Thursday, May 18, 2006, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York. Your Board of Directors looks forward to greeting those shareholders that are able to attend.

     At the Annual Meeting, you will be asked to elect two Class II Directors and ratify the appointment of Deloitte & Touche LLP as the company’s auditors. Your Board of Directors recommends that you vote FOR these proposals that are more fully described in the accompanying proxy statement.

     Whether or not you expect to attend the Annual Meeting, please sign, date and mail the enclosed proxy card as soon as possible in the envelope provided. Your cooperation will ensure that your shares are voted.

     Thank you for your continued support.

Sincerely,

Peter C. Georgiopoulos
Chairman and Chief Executive Officer

General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
(212) 763-5600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2006

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of General Maritime Corporation, a Marshall Islands corporation (“General Maritime” or the “Company”), will be held on Thursday, May 18, 2006 at 10:00 a.m. (Eastern time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York for the following purposes:

1.	To elect two Class II Directors to the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

     Shareholders of record at the close of business on April 10, 2006, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

John C. Georgiopoulos
Vice President, Chief Administrative Officer, Treasurer & Secretary

New York, New York
April 17, 2006

General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
(212) 763-5600

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2006

---------------------------

     This proxy statement is furnished to shareholders of General Maritime Corporation (“General Maritime” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors (the “Board”) of General Maritime for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, on Thursday, May 18, 2006, at 10:00 a.m., and at any adjournment or postponement thereof.

     This proxy statement, and the accompanying form of proxy, is first being mailed to shareholders on or about April 17, 2006.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

     The Board has fixed the close of business on April 10, 2006, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of April 10, 2006, General Maritime had issued and outstanding 33,597,814 shares of common stock. The common stock comprises all of General Maritime’s issued and outstanding voting stock.

Revocability and Voting of Proxies

     Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

o	by writing a letter delivered to John C. Georgiopoulos, Secretary of General Maritime, stating that the proxy is revoked;

o	by submitting another proxy with a later date; or

o	by attending the Annual Meeting and voting in person.

     Please note, however, that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of the shares.

     Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of General Maritime’s nominees as a director; (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of General Maritime for the fiscal year ending December 31, 2005; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. General Maritime does not presently anticipate any other business will be presented for action at the Annual Meeting.

Voting at the Annual Meeting

     Each common share outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” are not counted for the purpose of the election of directors.

     The affirmative vote of a majority of the common shares represented and voted at the Annual Meeting is required for approval of Proposal Two. Abstentions will have the same effect as a vote “against” Proposal Two, whereas broker “non-votes” are not considered to have been voted on Proposal Two.

Solicitation

     We will pay the costs relating to these proxy materials and the Annual Meeting. We have retained D.F. King & Co., Inc. to assist with the solicitation at a fee of $10,000 plus reasonable out of pocket expenses. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     Under General Maritime’s Articles of Incorporation, as amended, the Board is classified into three classes. All Directors serving in Class II have terms expiring at the 2006 Annual Meeting. The Board has nominated the Class II directors currently serving on the Board, John P. Tavlarios and Peter S. Shaerf, for re-election to serve as Class II directors of the Company for a three-year term until the 2009 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal. Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

     Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF MESSRS. TAVLARIOS AND SHAERF AS CLASS II DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for re-election as Class II Directors:

Name	Age	Class	Position

John P. Tavlarios	44	II	Director; Chief Executive Officer of the Company’s tanker operating subsidiary, General Maritime Management LLC
Peter S. Shaerf	51	II	Director

     John P. Tavlarios has served as a director since May 2001. He served as our President and Chief Operating Officer from May 2001 until December 31, 2002. Following our internal reorganization which took effect at the close of business on December 31, 2002, he became Chief Executive Officer of our tanker operating subsidiary, General Maritime Management LLC. From our inception in 1997 to January 2000, Mr. Tavlarios served as our Executive Vice President. From 1995 to 1997, he was affiliated with Maritime Equity Management, a ship owning and investment company, where he served as Director of Marine Operations. From 1992 to 1995, Mr. Tavlarios was President and founder of Halcyon Trading Company, a consulting firm specializing in international business development with a particular emphasis on the international oil industry. From 1984 to 1992, he was employed by Mobil Oil Corporation, spending most of his tenure in the Marine Operations and the Marketing and Refining divisions. Prior to 1984, Mr. Tavlarios was involved in his family’s shipping business, assisting in marine operations. Mr. Tavlarios is a member of the American Bureau of Shipping, the Det Norske Veritas North American Committee, the Skuld board of directors, the Directors Committee and the North American Panel of INTERTANKO, the organization of independent tank owners and on the Board of Trustees of the Seaman’s Church Institute.

Peter S. Shaerf has served as a director of the Company since May 2001. Since 2002, Mr. Shaerf has been a Managing Director of AMA Capital Partners, an investment bank specializing in the maritime industry. From 1998 until April 2002, Mr. Shaerf was a Managing Director of Poseidon Capital Corp., an independent maritime consulting and investment company that works extensively in the investment community. From 1980 to 2002, he was a partner of The Commonwealth Group, a brokerage and consulting company that specializes in the dry cargo and liner shipping industry. From 1977 to 1980, he was a director of Common Brothers U.S.A. Ltd., a shipbroking subsidiary of a British shipowner of dry cargo and tanker tonnage. Mr. Shaerf served as a director of MC Shipping, Inc., an American Stock Exchange listed company, from 1993 to 2004. He is a director of TBS International Ltd., a company listed on the NASDAQ National Market. In April 2002, he was appointed to the board of directors of U.S.

flag operator Trailer Bridge, Inc., a company listed on the NASDAQ National Market and in August 2005, he became a director of Seaspan Corporation, a company listed on the New York Stock Exchange. Mr. Shaerf is Vice Chairman of the U.S. Government sponsored Short Sea Shipping Co-operative. Mr. Shaerf holds a B.A. degree in international business law from the London Guildhall University.

Continuing Director Information

     The following table sets forth information regarding our directors whose terms continue after the 2006 Annual Meeting. The terms for directors in Class III expire at the 2007 Annual Meeting, and the terms for directors in Class I expire at the 2008 Annual Meeting.

Name	Age	Class	Position

Peter C. Georgiopoulos	45	III	Chairman, President, Chief Executive Officer and Director
William J. Crabtree	62	III	Director
Stephen A. Kaplan	47	III	Director
Rex W. Harrington	72	I	Director
John O. Hatab	62	I	Director

Class III Directors - Terms Expiring at the 2007 Annual Meeting

     Peter C. Georgiopoulos is our founder and has served as Chairman, President, Chief Executive Officer and Director since our inception in 1997. He became our President as of January 1, 2003, following our internal reorganization. From 1991 to 1997, Mr. Georgiopoulos was the principal of Maritime Equity Management, a ship-owning and investment company which he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Prior to entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. Mr. Georgiopoulos is also Chairman and director of Genco Shipping & Trading Limited, a company listed on the NASDAQ National Market.

     William J. Crabtree has served as a director of the Company since May 2001. From 1972 to 1996, Mr. Crabtree served in various capacities from Marine Counsel to Chairman of Universe Tankships (Delaware), Inc., a company owned by the D.K. Ludwig Organization, which was predecessor to Universe Tankships (Delaware) LLC. Mr. Crabtree served as counsel for the Commonwealth Oil Refining Company from 1971 to 1972. From 1968 to 1970, Mr. Crabtree was an associate at the law firm of Kirlin, Campbell and Keating. Mr. Crabtree is a member of the Maritime Law Association of the United States and the American Bureau of Shipping.

     Stephen A. Kaplan has served as a director of the Company since May 2001. Since 1995, Mr. Kaplan has been a principal and portfolio manager of Oaktree Capital Management, LLC, a private investment management firm, where he co-manages Oaktree’s Principal Activities Group which invests in majority and significant minority positions in both private and public companies. From 1993 to 1995, Mr. Kaplan was a Managing Director of Trust Company of the West. Prior to joining the Trust Company of the West, Mr. Kaplan was a partner of the law firm of Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of Regal Entertainment Group, a company listed on the New York Stock Exchange, Genco Shipping & Trading Limited, a company listed on the NASDAQ National Market and numerous private companies.

Class I Directors - Terms Expiring at the 2008 Annual Meeting

     Rex W. Harrington has served as a director of the Company since May 2001. Mr. Harrington served as Shipping Adviser to The Royal Bank of Scotland plc from his retirement in 1998 until 2001. Mr. Harrington served as Director of Shipping of The Royal Bank of Scotland plc from 1990 to 1998, Assistant General Manager, Shipping from 1980 to 1990 and Senior Manager, Shipping from 1973 to 1980. From 1969 to 1973, Mr. Harrington served as an executive of Baring Brothers & Co., Ltd., an international merchant banking firm, and from 1957 to 1969 served in various capacities in the Bank of England. Mr. Harrington currently serves as a director of Navios Maritime Holdings Inc., a company listed on the NASDAQ National Market. He is a member of the General Committee of Lloyd’s Register of Shipping, the London Advisory Panel of InterCargo and the Baltic Exchange. Mr. Harrington was previously a director of H. Clarkson Limited (International Shipbrokers) from 1995 to 1998, a director of Lloyd’s Register of Shipping from 1994 to 1999 and a director of Royal Olympia Cruise Lines from 2000 to 2003. Mr. Harrington has a Masters degree from the University of Oxford.

     John O. Hatab has served as a director since September 2004. Since 2004, Mr. Hatab has been a Principal of Gotham Capital Associates LLC. From 2001 to 2004, Mr. Hatab was Managing Partner - Business Development of the PricewaterhouseCoopers LLP Metro Region. From 1990 to 2001, Mr. Hatab was CEO of the PricewaterhouseCoopers LLP Metro Region tax services practice and served as Managing Partner of the firm’s New York office tax practice. He previously served as Managing Partner of the Price Waterhouse LLP Washington, DC area tax services practices. Mr. Hatab is a Certified Public Accountant and holds a B.S. in Business Administration from Lehigh University and an M.B.A. in International Finance from the Seton Hall University Graduate School of Business.

Corporate Governance

     Governance Guidelines. All of the Company’s corporate governance materials, including the Board of Directors’ (the “Board’s”) Governance Guidelines, which includes the criteria used in determining director independence and qualifications for directors and its Board committee charters, are published on the Corporate Governance section of the Company’s website at www.generalmaritimecorp.com. These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Governance Guidelines and committee charters as warranted. Any modifications are reflected on the Company’s website.

     Director Independence. It is the Board’s objective that a majority of the Board consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board follows the criteria set forth in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual to determine director independence. The Company’s independence criteria are set forth in Section II of its Governance Guidelines. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

     All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Company’s Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their director compensation.

     The independent directors of the Company are William J. Crabtree, Rex W. Harrington, John O. Hatab and Peter S. Shaerf. The Board of Directors has determined that each of the members of the Audit, Compensation and Nominating and Corporate Governance Committees, respectively, are independent as defined in Section 303A of the NYSE Listed Company Manual.

     Code of Ethics. All directors, officers, employees and agents of the Company must act ethically at all times and in accordance with the policies comprising the Company’s code of ethics set forth in the Company’s Code of Ethics. Under the Company’s Code of Ethics, the Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.

     The Company’s Code of Ethics is available on the Company’s website at www.generalmaritimecorp.com and is available in print to any shareholder.

          Communicating Concerns to Directors. Shareholders desiring to communicate directly with the Board or with any individual director may do so in writing addressed to the intended recipient(s), c/o John C. Georgiopoulos, Secretary, 299 Park Avenue, 2nd Floor, New York, New York 10171. Once the communication is received by the Secretary, the Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to the Board or our directors. Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

     During the fiscal year 2005, there were 11 meetings of the Board. A quorum of directors was present, either in person or telephonically, for all of the meetings. Actions were also taken during the year by the unanimous written consent of the Directors.

     Since April 25, 2005, the Company’s Audit Committee was comprised of William J. Crabtree, Rex W. Harrington and John O. Hatab, all of whom qualify as independent under the listing requirements of the NYSE and are financially literate. John O. Hatab is a financial expert as defined under Item 401(h)(2) of Regulation S-K. Through its written charter, as amended and restated on March 23, 2004, the Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board. The Audit Committee held six meetings during fiscal year 2005.

     Since January 19, 2005, the Company’s Compensation Committee was comprised of William J. Crabtree and Peter S. Shaerf. Through its written charter, as amended and restated on January 19, 2005, the Compensation Committee administers the Company’s stock option plan and other corporate benefits programs. The Compensation Committee also reviews and approves bonuses, stock option grants, compensation, philosophy and current competitive status, and executive officer compensation. The Compensation Committee held six meetings during fiscal year 2005. The report of the Compensation Committee, “Compensation Committee Report on Executive Compensation”, is on page 14.

     Since April 25, 2005, the Company’s Nominating and Corporate Governance Committee was comprised of William J. Crabtree and Peter S. Shaerf. Through its written charter, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. When a vacancy exists on the Board, or when the Board determines to add an additional director, the nominating and corporate governance committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others. The committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date. The committee evaluates all candidates on the basis of the criteria described in the Company's Corporate Governance Guidelines and other criteria that may vary from time to time. The committee considers candidates based on materials provided, and will consider whether an interview is appropriate. The committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at the Company's headquarters, on the same basis. The Nominating Committee held two meetings during fiscal 2005.

Executive Sessions

     To assure free and open discussion and communication among the non-management directors, the non-management directors will aim to meet at least annually and may meet as the non-management directors deem appropriate. The presiding director at any executive session with the non-management directors will be a non-management director and will be selected by a majority of the non-management directors present at the meeting. In the event that there is only one non-management director present at a meeting with the Company’s executive, that non-management director will preside over the meeting. During the fiscal year 2005, there were two executive sessions.

MANAGEMENT

Executive Officers and Other Key Personnel

     The following tables set forth certain information with respect to the executive officers (other than John P. Tavlarios and Peter C. Georgiopoulos, for whom information is set forth above under the headings “Nominee Information” and “Continuing Director Information”, respectively):

Executive Officers

Name	Age	Position

Jeffrey D. Pribor	48	Executive Vice President and Chief Financial Officer

John C. Georgiopoulos	42	Executive Vice President, Chief Administrative Officer, Treasurer and Secretary

Peter S. Bell	47	Senior Vice President and Head of Commercial Department of General Maritime Management LLC

Milton H. Gonzales, Jr.	52	Senior Vice President – Technical Operations; General Maritime Management LLC

     Jeffrey D. Pribor has served as our Chief Financial Officer since September 2004. He has served as an Executive Vice President since 2005 and as a Vice President from 2004 to 2005. Mr. Pribor has over 20 years of banking, capital markets, shipping and legal experience. From 2002 to 2004, Mr. Pribor served as Managing Director and President of DnB NOR Markets Inc., the US investment banking division of DnB NOR ASA, where he was responsible for mergers and acquisitions, strategic advisory services and US capital market activities for the bank’s shipping, offshore, logistics and energy clients. From 2000 to 2002, Mr. Pribor was Managing Director, Investment Banking at ABN AMRO Inc., where he was responsible for all commercial and investment banking activities for shipping and other transportation companies in North America. Prior to that, Mr. Pribor was Managing Director and Sector Head of Transportation and Logistics Investment Banking for ING Barings. He also worked for over 10 years in the Mergers and Acquisitions group at Merrill Lynch and as an Associate attorney in the corporate and banking law practice of Milbank, Tweed, Hadley and McCloy. Mr. Pribor earned his B.A. in Economics and Political Science from Yale University. He also earned his JD and MBA from Columbia University. Mr. Pribor is currently a director of Sorbent Products Co.

     John C. Georgiopoulos has served as our Chief Administrative Officer and Treasurer since July 2000 and as our Secretary since 2003. From our inception in 1997 to 2000 and from 2003 to 2004, Mr. Georgiopoulos served as our Chief Financial Officer. Mr. Georgiopoulos has served as an Executive Vice President since 2005 and as a Vice President from 2000 to 2005. From 1994 to 1997, he was involved in his family’s private real estate and investment management business. From 1991 to 1994, Mr. Georgiopoulos was an officer of Atlantic Bank of New York. From 1987 to 1991, he was a Vice President of Atlas Management, a shipping and real estate company in New York.

     Peter S. Bell has served as our Senior Vice President – Head of Commercial at General Maritime Management LLC since August 2005. From April 2002 to May 2005, Mr. Bell served as Managing Director at Teekay Shipping (Singapore) Pte.Ltd. where he was responsible for commercial activities including the chartering of crude and products tankers in the Singapore region. In this role, Mr. Bell also had overall responsibility for Business Development, Marine Operations and Agency, and Technical Support in the Singapore region. Prior to this, Mr. Bell was the Director of Business Development at Teekay Shipping Canada Limited from March 1998 to

April 2002. In this role, Mr. Bell was responsible for identifying, investigating and developing strategies for entry into new business areas. Prior to that, Mr. Bell was a Project Broker with MJLF & Associates from September 1996 to March 1998. He also served as Vice President of Chartering at Maritime Overseas Corporation (Overseas Shipholding Group) for over seventeen years.

     Milton H. Gonzales, Jr. has served as our Senior Vice President – Technical Operations of our tanker operating subsidiary, General Maritime Management LLC since 2005, and as Vice President – Technical Operations from 2004 to 2005. From 2000 to 2004, Mr. Gonzales was Vice President – Marine Technical Operations of Cunard Line Limited Cruise Company.

     Peter C. Georgiopoulos and John C. Georgiopoulos are brothers. There are no other family relationships among our executive officers and directors.

Executive Compensation

     The following table sets forth in summary form information concerning the compensation paid by us during the years ended December 31, 2003, 2004 and 2005, to our Chief Executive Officer, and our four other most highly compensated executive officers whose salaries and bonuses for fiscal year 2005 exceeded $100,000 and who served as executive officers of the Company as of December 31, 2005 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards

Name and Principal Position in 2005	Fiscal Year	Salary	Bonus	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation (7)

Peter C. Georgiopoulos	2005	$675,000	$0(1)	$9,645,000(1)	N/A	$74,013
Chairman, Chief Executive	2004	$675,000	$0(3)	$7,207,500(2)(3)	N/A	$30,000
Officer, President and Director	2003	$550,000	$3,000,000	$1,093,500(4)	N/A	N/A

John P. Tavlarios	2005	$525,000	$1,200,000	$1,929,000(1)	N/A	$33,424
Director & Chief Executive Officer	2004	$525,000	$1,200,000	$2,402,500(2)	N/A	$2,400
of the Company's tanker operating	2003	$425,000	$1,000,000	$437,400(4)	N/A	N/A
subsidiary, General Maritime
Management LLC

Jeffrey D. Pribor	2005	$350,000	$650,000	$694,440(1)	N/A	$2,000
Executive Vice President & Chief	2004	$350,000(5)	$250,000	$480,500(2)	–	–
Financial Officer	2003	–	–	–	–	–

John C. Georgiopoulos	2005	$350,000	$500,000	$578,700(1)	N/A	N/A
Executive Vice President, Chief	2004	$250,000	$400,000	$480,500(2)	N/A	N/A
Administrative Officer, Treasurer	2003	$225,000	$225,000	$145,800(4)	N/A	N/A
and Secretary

Peter S. Bell	2005	$275,000(6)	$125,000	$385,800(1)	N/A	N/A
Senior Vice President and Head of	2004	–	–	–	–	–
Commercial Department of General	2003	–	–	–	–	–
Maritime Management LLC

John M. Ramistella	2005	$200,000	–	–	N/A	0
Vice President-Chartering of the	2004	$200,000	$85,000	$144,140(2)	N/A
Company’s tanker operating	2003	$200,000	$125,000	$145,800(4)	N/A
subsidiary, General Maritime
Management LLC

(1)	On December 21, 2005, the Company made grants of restricted common stock in the amount of 250,000 shares to Peter C. Georgiopoulos, 50,000 shares to John P. Tavlarios, 18,000 shares to Jeffrey D. Pribor,

15,000 shares to John C. Georgiopoulos and 10,000 shares to Peter S. Bell as bonus compensation earned for 2005. Peter C. Georgiopoulos did not receive a cash bonus for 2005 because the Compensation Committee agreed to Mr. Georgiopoulos’ request that his 2005 performance compensation take the form of a restricted stock grant rather than a cash bonus. The restrictions with respect to Peter C. Georgiopoulos’ shares will lapse on November 15, 2015. These restrictions will also lapse upon his death or disability or a change of control of the Company and will lapse on a straight-line basis if Mr. Georgiopoulos is dismissed without cause or resigns for good reason. The restrictions applicable to the shares granted to Messrs. Tavlarios, Pribor, J. Georgiopoulos and Bell and will lapse ratably in 20% increments on the first five anniversaries of November 15, 2005. The restrictions applicable to the shares granted to these four executives will also lapse in full upon a change of control of the Company. Based on the closing price of the Company’s common stock of $38.58 on the NYSE on December 21, 2005, the value on that date of the restricted common shares awarded to: (1) Peter C. Georgiopoulos was $9,645,000, (2) John P. Tavlarios was $1,929,000, (3) Jeffrey D. Pribor was $694,440, (4) John C. Georgiopoulos was $578,700, and (5) Peter S. Bell was $385,800. Recipients of these restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient's grant agreement unless the Board of Directors waives the repayment requirement as to dividends on such shares.

(2)	On February 9, 2005, the Company made grants of restricted common stock in the amount of 150,000 shares to Peter C. Georgiopoulos, 50,000 shares to John P. Tavlarios, 10,000 shares to Jeffrey D. Pribor and 10,000 shares to John C. Georgiopoulos and 3,000 shares to John M. Ramistella as bonus compensation earned for 2004. Peter C. Georgiopoulos did not receive a cash bonus for 2004 because the Compensation Committee agreed to Mr. Georgiopoulos’ request that his 2004 performance compensation take the form of a restricted stock grant rather than a cash bonus. The restrictions with respect to Peter C. Georgiopoulos’ shares will lapse on November 16, 2014. These restrictions will also lapse upon his death or disability or a change of control of the Company and will lapse on a straight-line basis if Mr. Georgiopoulos is dismissed without cause or resigns for good reason. The restrictions applicable to the shares granted to Messrs. Tavlarios, Pribor, J. Georgiopoulos and Ramistella will lapse ratably in 20% increments on the first five anniversaries of November 16, 2004. The restrictions applicable to the shares granted to these three executives will also lapse in full upon a change of control of the Company. Based on the closing price of the Company’s common stock of $48.05 on the NYSE on February 9, 2005, the value on that date of the restricted common shares awarded to: (1) Peter C. Georgiopoulos was $7,207,500, (2) John P. Tavlarios was $2,402,500, (3) Jeffrey D. Pribor was $480,500, (4) John C. Georgiopoulos was $480,500, and (5) John M. Ramistella was $144,140. Recipients of these restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient's grant agreement.

(3)	On April 6, 2005, the Company made a grant of restricted stock in the amount of 350,000 shares to Peter C. Georgiopoulos in connection with his entry into a new five-year employment agreement. This grant is not reflected in the table above. The restrictions with respect to Mr. Georgiopoulos’ shares will lapse on December 31, 2014. Restrictions on Mr. Georgiopoulos’ stock will also lapse in full if Mr. Georgiopoulos is dismissed without cause or resigns for good reason, or upon a change of control of the Company and will lapse on a straight-line basis upon his death or disability. Recipients of these restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient's grant agreement.

(4)	On November 12, 2003, the Company made grants of restricted common stock in the amount of 75,000 shares to Peter C. Georgiopoulos, 30,000 shares to John P. Tavlarios, and 10,000 shares to John C. Georgiopoulos and John M. Ramistella, respectively. The closing price of the Company’s common stock on that date was $14.58. The shares will vest in five equal installments on each of the first five anniversaries of the date of grant. Based on the closing price of the Company’s common stock on the NYSE on November 12, 2003, the value on that date of the restricted common shares awarded to: (1) Peter C. Georgiopoulos was $1,093,500, (2) John P. Tavlarios was $437,400, (3) John C. Georgiopoulos was $145,800, and (4) John M. Ramistella was $145,800, respectively. Recipients of these restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient's grant agreement.

(5)	Represents Mr. Pribor’s 2004 salary on an annualized basis. Actual salary paid for 2004 was $116,666, reflecting his partial year employment with the Company beginning in September 2004.

(6)	Represents Mr. Bell’s 2005 salary on an annualized basis. Actual salary paid for 2005 was $114,583, reflecting his partial year employment with the Company beginning in August 2005.

(7)	This column includes the aggregate incremental cost of providing personal benefits to the named executive officers. Personal benefits include personal use of the Company’s aircraft, a monthly automobile allowance and annual club membership fees. Perquisites and other personal benefits greater than 25% of the total amount of perquisites reported for Messrs. P. Georgiopoulos and Tavlarios are set forth in the table below:

Name	Fiscal Year	Personal Use of Aircraft (1)	Automobile Allowance	Membership Fees

Peter C. Georgiopoulos.	2005	$44,013	$30,000	–
	2004	–	$30,000	–
	2003	–		–

John T. Tavlarios	2005	$28,424	–	$5,000
	2004	–	–	$2,400
	2003	–	–
(1)	Reflects the incremental cost of personal use of the Company’s aircraft.

     In 2005, Messrs. Peter C. Georgiopoulos and John T. Tavlarios used the Company’s aircraft for personal purposes. This usage was treated as compensation from the Company. The value of each such flight reflected in the table above is based on the incremental cost for the flight as calculated by a consultant to the Company based on fuel, engine restoration, landing and parking, crew expenses, supplies and catering, and maintenance (labor and parts). The Company has revised its aircraft use policy as follows: in the event an authorized executive wishes to use the Company’s aircraft for personal use, he will charter the aircraft and pay the Company the greater of (i) the incremental cost to the Company of the use of the aircraft and (ii) the applicable Standard Industry Fare Level for the flight under Internal Revenue Service regulations, in each case as determined by the Company. For more information about the Company’s aircraft use policy, see “Certain Relationships and Related Transactions—Charter of Company Aircraft for Non-Business Flights”.

     For information about employment agreements with some of our executive officers, see “--Employment Agreements and Incentive Bonus Program” below.

Option Grants for the Year Ended December 31, 2005

     The Company did not grant any options to the Named Executive Officers during the fiscal year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Options Values

     The following table provides information relating to option exercises by the Named Executive Officers during the fiscal year ended December 31, 2005. In addition, the table indicates the number and value of vested and unvested options held by these executive officers as of December 31, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)

			Exercisable (#)	Unexercisable (#)	Exercisable (#)	Unexercisable (#)

John C. Georgiopoulos	42,000(2)	$1,038,000	0	10,000	$0	$309,800
John M. Ramistella	4,500	$84,420	3,750	3,750	$116,175	$116,175

(1)	Based on a closing price of $37.04 on December 30, 2005.
(2)	Excludes 7,000 shares acquired upon the exercise of Employee Stock Options in May 2005, which were transferred to his ex-wife pursuant to Domestic Relations Order entered February 11, 2003.

Director Compensation

     For fiscal year 2005, each of our non-employee directors received an annual fee of $30,000 and a fee of $20,000 for an audit committee assignment, $15,000 for a compensation committee assignment and $7,500 for a nominating and corporate governance committee assignment. On May 26, 2005, all non-employee directors, except Stephen A. Kaplan, were granted 1,200 shares of restricted common stock. Based on the closing price of the Company’s common stock of $42.83 on the NYSE on May 26, 2005, the value on that date of the restricted common shares awarded to non-employee directors was $51,396.00. The restrictions applicable to the non-employee directors will lapse on May 26, 2006 or the date of the Company’s 2006 Annual Meeting of Shareholders, whichever occurs first. For fiscal year 2006, each of our non-employee directors will receive an annual fee of $30,000 and a fee of $20,000 for an audit committee assignment, $15,000 for a compensation committee assignment and $7,500 for a nominating and corporate governance committee assignment. We expect to make annual restricted stock grants to non-employee directors, and we expect that 2,400 shares of restricted stock will be granted to each such director for 2006. We do not pay director fees to employee directors. We reimburse our directors for all reasonable expenses incurred by them in connection with serving on our board of directors.

Executive Employment Agreements

     We have employment agreements with our executive officers which are described below.

     Our agreement with Peter C. Georgiopoulos is for a term from January 1, 2005 through December 31, 2009 and provides for automatic renewal for additional one year terms, unless the executive or we terminate the agreement on 90 days’ notice prior to the expiration of the then-current term. Pursuant to the terms of Mr. Georgiopoulos’ agreement, the Board determined his base salary for 2005 to be $675,000 per annum. His agreement also provides for discretionary bonuses, as determined by the Board or an appropriate committee based upon actual performance as measured by the Board or committee. Under his agreement, we have agreed to reimburse Mr. Georgiopoulos’ legal fees in connection with preparation of the agreement and to provide him with a monthly automobile allowance of $2,500.

     Our agreements with Messrs. Tavlarios, Pribor and John Georgiopoulos are each for a term from January 1, 2005 through December 31, 2007 and provide for automatic renewal for additional one year terms, unless the executive or we terminate the agreement on 120 days notice. Pursuant to the terms of their agreements, the Board determined their base salaries for 2005 to be $525,000 per annum for Mr. Tavlarios, $350,000 per annum for Mr. Pribor and $300,000 per annum for Mr. John Georgiopoulos. Their agreements also provide for discretionary bonuses, as determined by the Board or an appropriate committee based upon actual performance as measured by the Board or committee. Under these agreements, we have agreed to reimburse the executives for their legal fees in connection with preparation of the agreements and to obtain Company-paid life insurance and long-term disability insurance for these executives which the Company reasonably determines is appropriate at a cost per executive of no more than $10,000 per annum.

     Each of the executive officer employment agreements provide that upon termination (including termination by reason of non-renewal) by us without cause or by the executive for good reason, in each case as defined in the relevant agreement, the executive will be entitled to salary and a pro rata bonus through the date of termination plus a lump sum payment equal to base salary at the date of termination and average annual incentive award over the preceding three years or any shorter period that the executive was employed by us times a payment factor of two. In these circumstances, the executives are also entitled to medical, dental and insurance coverage (and, as to Peter C. Georgiopoulos, an automobile benefit) substantially identical to those in place prior to termination for a benefit period of two years. If following a change of control (as defined in the relevant agreement), Peter C. Georgiopoulos elects within six months to terminate his employment at his discretion, or we terminate him without cause, or with respect to any of the other executives, within two years we terminate the executive’s employment without cause or the executive terminates his employment with good reason, the payment factor and the number of years in the benefit period described above will be three. For purposes of these agreements, we have defined annual incentive award for Peter C. Georgiopoulos as the sum of cash bonus (including any amounts deferred) and the value on the date of grant of any restricted shares granted (excluding the grant made to Mr. Georgiopoulos in connection with signing his agreement). For the other executives, we have defined annual incentive award as the value of cash bonus (including any amounts deferred) and, in the event of a termination by the executive for good reason or by us without cause within two years after a change of control, the value on the date of grant of any restricted shares or options granted. For these purposes we have agreed to treat Mr. Pribor as having received an annualized bonus of not less than $750,000 for 2004.

     In the event that a payment to the executive under his agreement or otherwise after a change of control (but not a payment pursuant to a currently outstanding option grant) causes the executive to owe excise tax under Section 280G of the Internal Revenue Code, we have agreed to fund the amount of this tax on a fully “grossed-up” basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, the executive retains the full amount of the payment that gave rise to the excise tax liability.

     In the event of termination of an executive’s employment due to the executive’s death or disability, we have agreed to pay the executive, or his estate, a pro rata bonus for the year of termination and one year’s salary and to provide medical coverage for him (in the case of disability) and his eligible dependents for a period of one year.

     Under these agreements, each executive has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination. Each executive has also agreed not to engage in certain defined competitive activities described in their agreements for two years after the termination of his employment with us. The provisions regarding competitive activities will not apply following a change of control or in the event of termination of the executive by us without cause or by the executive with good reason. For purposes of these agreements, change of control is defined generally as the acquisition of more than 30% of the voting power of the Company by any person or group other than Peter C. Georgiopoulos and his affiliates; the sale of all or substantially all of our assets; any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity; a majority of the members of our Board of Directors no longer being continuing directors, as defined in the relevant agreements; or our adoption of a plan of liquidation or dissolution providing for the distribution of all or substantially all of our assets.

     On November 22, 2005, General Maritime Management LLC, which is our tanker operating subsidiary, entered into an Agreement and General Release with John M. Ramistella, who was Vice President - Chartering of our subsidiary. Pursuant to the agreement, Mr. Ramistella's employment with our subsidiary ceased on December 31, 2005. In accordance with the agreement, our subsidiary made a lump sum payment to Mr. Ramistella in January 2006 of $200,000 plus an additional amount of $29,255 which was equal to the amount of dividends he was required to repay to us in connection with the forfeiture of his unvested restricted shares of the Company. Pursuant to the terms of Mr. Ramistella's restricted stock grant agreements and incentive grant option certificates, upon the cessation of his employment with our subsidiary, Mr. Ramistella forfeited 3,750 unvested options and 7,400 unvested restricted shares awarded under the Company’s 2001 Stock Incentive Plan (as amended and restated, effective May 26, 2005).

2001 Stock Incentive Plan

     On December 21, 2005, the Board approved an amendment and restatement of its 2001 Stock Incentive Plan (as amended and restated, effective May 26, 2005). The amendment provides the Board and the Compensation Committee with discretion to determine whether dividends paid on unvested restricted shares granted on or after December 21, 2005 are to be forfeited if the shares themselves are subject to forfeiture.

Equity Compensation Plan Information

     The following table details information regarding General Maritime’s existing equity compensation plans as of December 31, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for issuance under equity compensation plan (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by shareholders	87,400	$13.76	2,131,550

Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	87,400	$13.76	2,131,550

Incentive Bonus Program

     The Company has an incentive bonus program under which our executive officers and our other key employees designated by our Chief Executive Officer are eligible for cash bonus awards. These awards are generally made at the end of the fiscal year in amounts determined in the sole discretion of the Compensation Committee for executive officers and the Chief Executive Officer subject to the oversight of the Compensation Committee and the Board for other eligible key employees. Criteria for executive officer bonuses are discussed below under the heading “Compensation Committee’s Report on Executive Compensation” below.

Change of Control Severance Program

     On April 25, 2005, the Board adopted the General Maritime Corporation Change of Control Severance Program for U.S. Employees. Regular, full-time shore-based employees based in an office in the United States are eligible to participate in the Severance Program. It generally provides that if a participant’s employment with us is terminated other than for cause, death or disability or if the participant resigns for “good reason” during a one or two year period (depending on the level of participation of the employee) following a change of control, the participant will be entitled to receive, subject to the participant’s execution and non-revocation of a release, a lump sum separation benefit equal to one or two times (depending on the level of participation of the employee) the participant’s then current base salary and annual bonus.

     Under the Severance Program, Peter S. Bell will generally be entitled to receive two times his base salary and annual bonus upon the occurrence of a qualifying termination within a two year period following a change of control.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between any of General Maritime’s executive officers or members of General Maritime’s Board or Compensation Committee and any other company’s executive officers, board of directors or compensation committee.

COMPENSATION COMMITTEE’S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is composed entirely of independent directors. The Committee is responsible for establishing and administering the overall compensation policies applicable to the Company’s executive officers and determining the annual cash compensation of the Company’s senior management. The Committee is also responsible for establishing the general policies applicable to the granting, vesting and other terms of equity grants made to current and newly hired officers and other key employees under the Company’s stock incentive plan, and for determining the size and terms of the individual equity grants made to the Company’s executive officers.

Compensation Philosophy

     The Committee believes that the Company’s compensation programs should attract and retain executives and other employees to enable the Company to compete effectively; encourage achievement of the Company’s annual and longer-term performance objectives; and align our executives’ long-term interests with those of our investors. The Committee fosters and oversees the Company’s compensation programs to attain these goals.

     The Committee primarily bases its senior executive officer compensation decisions on its assessment of each executive’s performance in his area of responsibility and contributions to improving shareholder value. We base this assessment on a number of factors rather than rigidly adhering to formulas or guidelines. These factors include the executive’s performance compared to the Company’s current goals and objectives; the nature and scope of the executive’s responsibilities; the executive’s contribution to the Company’s current financial results; and the executive’s effectiveness in initiatives to deliver greater future value to shareholders. In order to provide proper incentives to each executive and appropriately reward performance, the Committee assesses the proper balance of short- and long-term compensation as well as the form of such compensation, such as cash or equity grants. The Committee also considers the compensation levels and performance of companies that the Committee regards as competitors or peers of the Company.

Compensation Deductibility Policy

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to certain employees in excess of $1 million. Because the Company believes that it currently qualifies for the exemption pursuant to Section 883 of the Internal Revenue Code of 1986, as amended, pursuant to which it is not subject to United States federal income tax on its shipping income (which comprised substantially all of its gross revenue in 2005), it has not sought to structure its compensation arrangements to qualify for exemption under Section 162(m).

Performance and Compensation Review Process

     Commencing with the third quarter of 2005, the Compensation Committee reviewed the performance of the Company and its executive for 2005 and considered appropriate levels of executive compensation for the year.

     The review process included four meetings of the Committee and several consultations with the CEO. As part of this process, the Committee received an overall company review from the CEO. The CEO reviewed with the Committee members (i) his assessment of the Company’s performance in 2005 in terms of financial results and strategic initiatives, (ii) his assessment of each executive officer’s efforts, performance and contributions for 2005, (iii) the CEO’s specific recommendations regarding the annual bonus awards for 2005 for the executive officers reporting to the CEO and other employees, and (iv) the rationales for such awards.

     The Committee’s recommendations were made after due and careful consideration and in the light of the Company’s performance and the performance of the individual executives. The Committee duly reported its findings to the full Board, which accepted the Committee’s recommendations unanimously.

Base Salary Levels and 2005 Annual Bonus Awards

     As part of the review process described above, the base salary rate and proposed 2005 annual bonus award of each executive officer was reviewed, taking into account: (i) each officer’s individual performance for 2005, (ii)

the scope and importance of the functions the officer performed or for which the officer was responsible, (iii) an assessment of the officer’s initiative, managerial ability and overall contributions to corporate performance, (iv) certain practices of other companies with respect to executive officer salary and bonus levels for 2005 and 2006 based on survey data and available Securities and Exchange Commission filing data, and (v) internal equity considerations.

     The weighting given to these factors varied by position, but the Committee intended that each executive officer’s base salary and annual bonus rates be generally competitive with the estimated current market rates, and that the annual bonuses for 2005 properly reflect the efforts and achievements of the Company’s management team in fostering the Company’s superior performance in terms of return to shareholders relative to certain competitors; the implementation of a dividend policy and share repurchase program; the renegotiation the Company’s senior secured bank credit facility; the sale of ten single-hull and double-sided Suezmax vessels en bloc to Tanker Pacific for $294.5 million, from which sale the Company expects to realize a net gain of $109 million; the sale of six double-sided Aframax tankers en bloc to Seatankers Management Co. Ltd., Cypress for an aggregate amount of $127.5 million and the sale of a 1989-built single-hull Aframax vessel to Polembros of Greece for $18.5 million, from which sales the Company expects to realize a net gain of $22.5 million; and the completion of a cash tender offer and consent solicitation for its outstanding 10% Senior Notes due 2013, whereby the Company repurchased approximately $226,460,000 principal amount of notes, representing approximately 99.99% of the total principal amount of notes outstanding, from holders that had validly tendered their notes and delivered their consents.

     On December 21, 2005, the Board approved salary increases for fiscal 2006 from $675,000 to $700,000 for Peter C. Georgiopoulos; from $525,000 to $600,000 for John T. Tavlarios; from $350,000 to $400,000 for Jeffrey D. Pribor; from $300,000 to $325,000 for John C. Georgiopoulos; and from $275,000 to $310,000 for Peter S. Bell. Additionally, for 2005, the Committee awarded Messrs. Tavlarios, Pribor, John Georgiopoulos and Bell cash bonuses of $1,200,000, $650,000, $500,000 and $125,000, respectively. The annual bonus amounts awarded for these executive officers are set forth in “Summary Compensation Table” above. The Committee did not award a cash bonus to Peter C. Georgiopoulos, as the Committee agreed to Mr. Georgiopoulos’ request that his 2005 performance compensation take the form of a restricted stock grant rather than a cash bonus.

Equity Grants

     As part of its officer compensation programs, the Company intends to utilize restricted share grants and, potentially, stock options priced at 100% of market on the date of grant as the primary long-term incentive award vehicles. On December 21, 2005, the Company made a grant of 250,000 restricted shares of common stock to Peter C. Georgiopoulos, with restrictions on all such shares to lapse on November 15, 2015. Restrictions on Peter C. Georgiopoulos’ stock will also lapse in full upon his death or disability or a change of control of the Company and will lapse on a straight-line basis if Peter C. Georgiopoulos is dismissed without cause or resigns for good reason. The Company also made grants on December 21, 2005 to John P. Tavlarios, Jeffrey D. Pribor, John C. Georgiopoulos and Peter S. Bell of 50,000, 18,000, 15,000, and 10,000 shares of restricted stock, respectively. The restrictions applicable to the shares granted to Messrs. Tavlarios, Pribor, John Georgiopoulos and Bell will lapse ratably in 20% increments on the first five anniversaries of November 15, 2005. The restrictions applicable to the shares granted to these four executives will also lapse in full upon a change of control of the Company. Additionally, on December 21, 2005, the Company granted 94,500 restricted shares of common stock to other Company employees. The shares will generally vest in four equal installments on each of the first four anniversaries of November 15, 2005 (or earlier on a full basis upon a change of control of the Company). Recipients of restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient’s grant agreement except for grants on or after December 21, 2005, as to which the Board of Directors may waive the repayment requirement.

     The Committee believes that equity grants can be effective for both new hires and retention purposes in establishing substantial stock-based investment risks for key employees that emphasize the importance of shareholder return and encourage a focus on long-term results.

CEO Compensation

     The Committee’s actions regarding Mr. Peter Georgiopoulos’ cash compensation for 2005 as the Company’s Chief Executive Officer are reflected in the “Summary Compensation Table” set forth above.

     The Committee’s review of Mr. Georgiopoulos’ compensation occurred at the same time as the above-discussed review of the compensation of the Company’s other executive officers, and took into account the same factors and data, together with the Committee’s assessment of Mr. Georgiopoulos’ leadership skills and impact potential; his contributions to the Company’s successes during 2005, particularly with regard to the Company’s superior performance in terms of return to shareholders relative to certain peers; his unique role in representing the Company in its industry and to investors and other potential financing sources, his efforts in developing and realizing strategic opportunities for the Company; and his success in building an effective management team and corporate infrastructure to support the Company’s growth and public company status.

     After assessing Mr. Georgiopoulos’ performance for 2005, and after taking into account his existing compensation, his value and importance to the Company, and the benefit to the Company of providing Mr. Georgiopoulos with long-term incentives, the Committee determined to award Mr. Georgiopoulos a restricted stock grant of 250,000 shares of the Company’s common stock with vesting of all shares to occur on November 15, 2015, subject to earlier vesting in certain circumstances. For more information about the restricted shares granted to Peter C. Georgiopoulos, see “--Executive Compensation” above.

Conclusion

     The Compensation Committee believes that the Company’s current compensation programs and practices strike an appropriate balance between risk and reward and are consistent with the Company’s goals to attract, retain, and incentivize its executives and employees in both the short and long term.

Submitted by the Compensation Committee of the Board:

Peter S. Shaerf (chair)
William J. Crabtree

Performance Graph

     The following graph illustrates a comparison of the cumulative total shareholder return (change in stock price plus reinvested dividends) of General Maritime’s common stock with the Dow Jones U.S. Total Market Index and the Philadelphia Stock Exchange Oil Services Sector Index, for the period from June 12, 2001 through December 31, 2005. The measurement assumes a $100 investment on June 12, 2001. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s common stock. Data for the Dow Jones U.S. Total Market Index and the Philadelphia Stock Exchange Oil Services Sector Index assume reinvestment of dividends.

	6/12/2001	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
GMR	100	55.56	41.39	105.07	238.51	238.51
Dow Jones	100	91.76	76.29	77.54	98.5	99.34
OSX	100	73.22	71.55	95.49	102.2	150.32

     On January 26, 2005 our board of directors initiated a cash dividend policy. Under the policy, we plan to declare quarterly dividends to shareholders in April, July, October and February of each year based on our EBITDA after net interest expense and reserves, as established by the board of directors.

REPORT OF THE AUDIT COMMITTEE

     The role of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company’s auditors. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 23, 2004. As set forth in the Charter, the Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of the Company’s internal controls, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

     The Committee met with the Company’s independent accountants to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the year ended December 31, 2005. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors’ evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

     The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

     Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent accountants, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

John O. Hatab (Chair)
William J. Crabtree
Rex W. Harrington

     The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of General Maritime’s voting common stock as of April 10, 2006 of:

o	each person, group or entity known to General Maritime to beneficially own more than 5% of our stock;

o	each of our directors;

o	each of our Named Executive Officers; and

o	all of our Directors and executive officers as a group.

     As of April 10, 2006, a total of 33,597,814 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on matters on which common shareholders are eligible to vote. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Ownership of Common Stock

Name and Address of Beneficial Owner (1)	Amount of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Peter C. Georgiopoulos	3,517,793 (2)	10.47%
John P. Tavlarios	247,500 (3)	*
Jeffrey D. Pribor	29,000 (4)	*
John C. Georgiopoulos	94,500 (5)	*
Peter S. Bell	10,000 (6)	*
John M. Ramistella	14,350 (7)	*
William J. Crabtree	4,950 (8)	*
Rex W. Harrington	7,575 (8)	*
John O. Hatab	2,000 (9)	*
Stephen A. Kaplan	0	*
Peter S. Shaerf	7,575 (8)	*
FMR Corp. (10)	5,788,200	17.23%
Neuberger Berman, LLC (11)	2,637,560	7.85%
Frontline Ltd. (12)	3,860,000	11.49%
All Directors and Named Executive Officers as a group (12 persons)	3,930,893	11.70%

*	Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated the business address of each beneficial owner identified is c/o General Maritime Corporation, 299 Park Avenue, Second Floor, New York, New York 10171.

(2)	Includes 500,000 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 56,250 restricted shares of our common stock granted on November 12, 2003, which will vest in three equal installments on the second, third and fourth anniversaries of the date of grant; 150,000 restricted shares of our common stock granted on February 9, 2005, which will vest on November 16, 2014; 350,000 restricted shares of our common stock granted on April 6, 2005, which will vest on December 31, 2014; and 250,000 restricted shares of common stock granted on December 21, 2005, which will vest on November 15, 2015. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(3)	Represents 125,000 restricted shares of our common stock granted on November 26, 2002, which will vest on November 26, 2009; 22,500 restricted shares of our common stock granted on November 12, 2003, which will vest in three equal installments on the second, third and fourth anniversaries of the grant date; 50,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; and 50,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(4)	Includes 10,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; and 18,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter. The foregoing grant is subject to accelerated vesting under certain circumstances set forth in the grant agreement.

(5)	Includes 7,500 restricted shares of our common stock granted on November 12, 2003, which will vest in three equal installments on the second, third and fourth anniversaries of the grant date; 10,000 restricted shares of our common stock granted on February 9, 2005, which will vest in five equal installments commencing on November 16, 2005 and on each of the four anniversaries thereafter; and 15,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter. Does not include shares subject to options to purchase 10,000 shares of our common stock granted on November 26, 2002, which will vest on the fourth anniversary of the date of grant. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(6)	Represents 10,000 restricted shares of our common stock granted on December 21, 2005, which will vest in five equal installments commencing on November 15, 2006 and on each of the four anniversaries thereafter. The foregoing grant is subject to accelerated vesting under certain circumstances set forth in the grant agreement.

(7)	Includes 3,750 shares of our common stock that may be acquired pursuant to stock options that became exercisable on November 26, 2005.

(8)	In accordance with SEC rules, this number includes 1,875 shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days. Includes 1,200 restricted shares of our common stock granted on May 26, 2005, which will vest on May 26, 2006, or the date of the Company’s 2006 Annual Meeting of Shareholders, whichever occurs first. Does not include shares subject to options granted on June 5, 2003, to purchase 625 shares of our common stock which vest on the fourth anniversary of the date of grant. Also does not include shares subject to options to purchase 2,500 shares of our common stock granted on May 20, 2004, which will vest in two equal installments on the third and fourth anniversaries of the date of grant. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(9)	Includes 1,200 restricted shares of our common stock granted on May 26, 2005, which will vest on May 26, 2006, or the date of the Company’s 2006 Annual Meeting of Shareholders, whichever occurs first.

(10)	Each of Mr. Edward Johnson III’s and FMR Corp.’s address is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,856,900 shares of General Maritime Corporation, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 22,200 shares of General Maritime Corporation, as a result of its serving as investment manager of various institutional accounts. Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management to a number of non-U.S. investment companies (the “International Funds”) and certain institutional investors. Fidelity International Limited is the beneficial owner of 909,100 shares of the Company. On June 30, 1980, the shares of Fidelity International Limited were distributed, as a dividend, to the shareholders of FMR Corp. Fidelity International Limited operates as an entity independent of FMR Corp. However, FMR Corp. made a filing on a voluntary basis as if all the share of FMR Corp. and Fidelity International Limited are beneficially owned by FMR Corp. Mr. Edward C. Johnson is the Chairman of FMR Corp. Family members of Mr. Johnson own approximately 49% of the voting power of FMR Corp.

(11)	Neuberger Berman, LLC’s address is 605 Third Ave., New York, NY, 10158. Neuberger Berman, LLC is deemed to be a beneficial owner of 2,637,560 shares since it has shared power to make decisions whether to retain or dispose of, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. With regard to 1,993,500 shares, Neuberger Berman, LLC and Neuberger Berman Management, Inc. are deemed the beneficial owners since they both have shared power to make decisions whether to retain or dispose and vote the securities. Neuberger Berman, LLC and Neuberger Berman Inc. serve as a sub-adviser and investment manager, respectively, of Neuberger Berman's various Mutual Funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. No other Neuberger Berman, LLC advisory client has an interest of more than 5% of the issuer. The remaining 132,450 shares belong to individual client accounts over which Neuberger Berman, LLC has shared power to dispose but not vote the shares.

(12)	Frontline Ltd’s address is Par-La-Ville Place, 4th Floor, 14 Par-La-Ville Road, Hamilton, HM 08, Bermuda. Each of Frontline, Hemen Holding Limited, the principal shareholder of Frontline, Bandama Investment Ltd., a wholly-owned subsidiary of Frontline and John Fredriksen, Chairman, CEO, President and Director of Frontline and ultimate beneficiary of Hemen, may be deemed to beneficially own 3,860,000 shares of Common Stock. Frontline, as the corporate parent of Bandama, shares the power to vote, to direct the vote, to dispose and to direct the disposition of the 3,860,000 shares of Common Stock acquired by Bandama. In addition, Hemen, as the principal shareholder of Frontline, and Fredriksen, as the ultimate beneficiary of Hemen, share the power to vote, to direct the vote, to dispose and to direct the disposition of the shares acquired by Bandama.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Office Lease

     From January 2005 to April 2005, we leased office space of approximately 11,000 square feet for our principal executive offices in New York, New York in a building leased by GenMar Realty LLC, a company wholly owned by Peter C. Georgiopoulos, our Chairman, President and Chief Executive Officer. There was no lease agreement between us and GenMar Realty LLC. We paid an occupancy fee on a month to month basis in the amount of $55,000 for use of that space. In April 2005, we moved our executive offices, and ceased to use that space and pay that fee at the end of that month.

Loans

     During the fourth quarter of 2000, we lent $485,467 to Peter C. Georgiopoulos. This loan does not bear interest and is due and payable on demand. The full amount of this loan was outstanding as of December 31, 2005.

Transactions with Constantine P. Georgiopoulos

     We employ the legal services of Constantine P. Georgiopoulos, Peter C. Georgiopoulos' father. We incurred fees with Constantine Georgiopoulos of $150,000 for legal services performed for us for the year ended December 31, 2005. At December 31, 2005, $138,000 remained unpaid.

Transactions with Genco Shipping & Trading Limited

     In 2005, the Company was reimbursed for services provided by certain employees in connection with the initial public offering of Genco Shipping & Trading Limited (“Genco”), an owner and operator of dry bulk vessels. Peter C. Georgiopoulos and Stephen A. Kaplan are directors of Genco Shipping & Trading Limited. Also in 2005, Genco incurred travel related expenditures totaling $169,000 reimbursable to the Company. Genco has incurred additional travel related expenditures for use of the Company aircraft to date in 2006 totaling $102,000, of which $83,000 is payable to the Company. The Company also sold $25,000 of computers and provided consultative services to Genco for which it received $17,000. At December 31, 2005, there are no outstanding amounts owed to the Company.

Transactions with OCM Principal Opportunities Fund, L.P.

     In January 2006, we repurchased 4,176,756 shares of our common stock from OCM Principal Opportunities Fund, L.P. (“OCM”) in a privately negotiated transaction at $37.00 per share for a total purchase price of $154,539,972. Stephen A. Kaplan, one of our directors, serves as a principal and portfolio manager of Oaktree Capital Management LLC, which is the general partner of OCM.

Transactions with Frontline Ltd.

     On November 3, 2005, we entered into agreements to sell six double-sided Aframax tankers en bloc to Seatankers Management Co. Ltd., Cyprus for an aggregate amount of $127.5 million. Seatankers Management Co. Ltd., Cyprus is controlled by John Fredriksen, Chairman and CEO of Frontline Ltd.

Charter of Company Aircraft for Non-Business Flights

     Pursuant to the Company’s revised aircraft use policy, the following authorized executives may, subject to approval from the Company’s Chairman/Chief Executive Officer, charter the Company’s aircraft from an authorized third-party charterer for use on non-business flights: the Chief Executive Officer, the President of General Maritime Management LLC, the Chief Financial Officer and the Chief Administrative Officer. The chartering fee to be paid by the authorized executive will be the greater of: (i) the incremental cost to the Company of the use of the aircraft and (ii) the applicable Standard Industry Fare Level for the flight under Internal Revenue Service regulations, in each case as determined by the Company. The amount of use of the aircraft for these purposes will be monitored from time to time by the Audit Committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has selected the firm of Deloitte & Touche LLP as the Company’s independent auditors to audit the financial statements of General Maritime for the fiscal year ending December 31, 2006 and recommends that shareholders vote for ratification of this appointment. The Company engaged Deloitte & Touche LLP (“Deloitte & Touche”) as its independent auditors for the year ended December 31, 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

     If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider its selection of auditors. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of General Maritime and its shareholders.

     The 2005 Audit Committee has determined that the provision of the services covered under the headings and “All Other Fees” below is compatible with maintaining Deloitte & Touche’s independence for purposes of acting as General Maritime’s independent auditor.

Fees to Independent Auditors for Fiscal 2005 and 2004

     The following table presents fees for professional services rendered by Deloitte & Touche for the audit of the Company’s annual financial statements for fiscal 2005 and fiscal 2004 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche for fiscal 2005 and fiscal 2004.

Type of Fees	2005 ($ in thousands)	2004 ($ in thousands)

Audit Fees	$793,000	$1,214,000
Audit-Related Fees	$14,400	$ 295,000
Tax Fees	$0	$ 53,400
All Other Fees	$0	$0
Total	$807,400	$1,562,400

     In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to Deloitte & Touche for the audit of the Company’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENERAL MARITIME’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

SHAREHOLDER PROPOSALS

     Shareholder proposals to be presented at the 2007 Annual Meeting of Shareholders must be received by General Maritime at its offices in New York, New York, addressed to the Secretary, not later than December 15, 2006, if the proposal is submitted for inclusion in General Maritime’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Act of 1934, or not earlier than January 18, 2007 and not later than February 17, 2007, if the proposal is submitted pursuant to General Maritime’s By-Laws. Such proposals must comply with General Maritime’s By-Laws and the requirements of Regulation 14A of the 1934 Act.

     In addition, Rule 14a-4 of the 1934 Act governs General Maritime’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to General Maritime’s 2007 Annual Meeting of Shareholders, if General Maritime is not provided notice of a shareholder proposal on or after January 18, 2007, but not later than February 17, 2007, General Maritime will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, the Company’s executive officers and directors and persons who own more than 10% of a registered class of General Maritime’s equity securities are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, the Company’s common stock. Based solely on a review of copies of such reports furnished to the Company, and written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2005 its executive officers and directors complied with the Section 16(a) requirements.

ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2006 (without the exhibits attached thereto), as amended, to any person who was a holder of the Company’s common shares on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held the Company’s common shares on the Record Date and should be submitted to John C. Georgiopoulos, Vice President, Chief Administrative Officer, Treasurer and Secretary of General Maritime, at 299 Park Avenue, Second Floor New York, New York 10171.

CHARITABLE CONTRIBUTIONS

     During fiscal year 2005, the Company did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

     At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors,

John C. Georgiopoulos
Vice President, Chief Administrative Officer, Treasurer & Secretary

Dated: April 17, 2006

(THIS PAGE IS AN INTENTIONALLY LEFT BLANK PAGE)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2.						FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS	FOR	WITHHELD FOR ALL	2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS	☐	☐	☐
	Nominees: 01 John P. Tavlarios 02 Peter S. Shaerf	☐	☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)
WILL ATTEND
					If you plan to attend the Annual Meeting please mark the will ATTEND box			☐

Signature _________________________________ Signature _________________________________ Date ______________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENERAL MARITIME CORPORATION

     The undersigned hereby appoints Peter C. Georgiopoulos and John C. Georgiopoulos, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of General Maritime Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of General Maritime Corporation to be held May 18, 2006 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù